EXHIBIT 10.37
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”) is made and entered into this 1st day of January, 2002 by and between Liberty Mutual Insurance Company (“Liberty Mutual”), a Massachusetts mutual insurance company and Colorado Casually Insurance Company (“CCIC”), a Colorado insurance corporation.
I. Performance of Services. Liberty Mutual agrees, to the extent requested by CCIC, to perform such services (collectively, “services”) for CCIC as CCIC determines to be reasonably necessary or desirable in the conduct of its operations; provided, however, that Liberty Mutual may, in its sole discretion, decline to provide any of the services contemplated in this Agreement if providing the requested services would interfere with Liberty Mutual’s ability to meet its obligations to its policyholders or would otherwise adversely affect Liberty Mutual. All services provided under this Agreement shall comply with all applicable state laws and regulations governing CCIC, including all laws and regulations relating to review of CCIC’s books and records. As may be necessary for the performance of LMIC’s services under this Agreement, LMIC shall have the authority to negotiate or conclude contracts on behalf of CCIC or bind CCIC to any such contracts.
The listing of the following services to be performed under this Agreement is not intended to limit the performance of other services that may be provided by Liberty Mutual to or on behalf of CCIC, as may be agreed to by the parties from time to time:
     A. Accounting, Financial, Tax and Auditing. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual shall provide CCIC with such financial and accounting services as may be desirable, including:
          1. Preparation and maintenance of annual and quarterly financial statements and other reports providing information required by the state of domicile and other states in which CCIC is transacting business, the maintenance of necessary and proper records and books of account with respect to the business of CCIC, and the maintenance and compilation of all data required for the preparation of tax returns.
          2. Assistance to CCIC in connection with the examination or audit of the books, records, affairs and activities of CCIC by governmental, insurance or taxing authorities having regulatory or taxing authority with respect to the operations of CCIC, or by any firm of certified public accountants appointed by CCIC to audit its books, records and accounts.
          3. Assistance to CCIC with treasury and accounts payable functions as may be determined between the parties. CCIC shall certify to Liberty Mutual the names and specimen signatures of all officers or employees of CCIC who are authorized to sign instructions on its behalf. Liberty Mutual shall have the right to require that all instructions made in connection with this Agreement meet its satisfaction as to content, form and authenticity.
     Nothing in this Agreement shall be construed to alter the fact that CCIC’s books, records and accounts are owned by CCIC; and CCIC shall have the right to inspect, or authorize others to inspect, its books, records and accounts.
     B. Purchasing, payroll and employee benefits. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual shall provide CCIC with such services involving purchasing (including access to group purchasing contracts and fleet management services), payroll processing, and employee relations and or benefits as may be desirable.

     C. Information Technology and Support. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual shall provide the technology infrastructure, information technology systems, software, data center management, network management services, monitoring, management/oversight, and support services to CCIC and shall provide trouble-shooting functions on behalf of CCIC.
     D. Policy Administration and Production. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual may perform all policy production, print and mail activities on CCIC’s behalf for all the states in which CCIC currently operates and in which it may operate in the future.
     E. Real Estate Management. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual may handle all matters and issues relating to CCIC’s real estate purchases, sales, leases and lease-backs.
     F. Legal. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual may provide legal services, including litigation management services, to or on behalf of CCIC.
     G. General Administration. Providing all personnel, equipment, data processing programs, materials and supplies necessary or desirable for the performance of the services contemplated in this Agreement.
     H. Miscellaneous. Subject to the direction and control of CCIC’s Board of Directors and responsible officers, Liberty Mutual may perform such other services on behalf of CCIC as it may desire, and as may be mutually agreed to between Liberty Mutual and CCIC.
II. Charges. CCIC shall reimburse Liberty Mutual for the reasonable cost of performing any of the services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to CCIC by Liberty Mutual in conformity with customary insurance accounting practices consistently applied; provided, however, that all such expenses and costs shall be allocated to CCIC in accordance with the terms of that certain Reinsurance Agreement between CCIC and Liberty Mutual, dated September 29, 1998, including all amendments thereto. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No. 70, “Allocation of Expenses.”
III. Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a monthly basis, unless otherwise agreed to between the parties, provided, however, that the parties shall settle all amounts owing on at least a calendar quarterly basis.
IV. Confidentiality. Liberty Mutual and CCIC are prohibited from disclosing or communicating to any other person, not a party to this Agreement, any confidential or proprietary information or trade secrets relating to the parties’ respective business or relating to any affiliate or agency of any party to this Agreement, including business methods and techniques, research data, marketing and sales information, customer lists, know-how and any other information concerning the business operations of any party of this Agreement, or any such party’s affiliates and subsidiaries, unless the disclosure of communication of such information has been consented to in writing by the party whose confidential and propriety information or trade secrets is to be released. Confidential and proprietary information shall not include (a) information generally known to the public, (b) information known to Liberty Mutual or CCIC to be non-confidential from other, third party, sources prior to the execution of this Amendment, and (c) information required to be disclosed by law or a state or federal governmental agency having authority over the business of Liberty Mutual or CCIC, but only for the limited purpose of such disclosure.
V. Standards For Performance Of Delegated Administrative And Management Functions.
     A. At all times during the term of the Agreement, Liberty Mutual shall perform all delegated administrative and management functions at a level that is at least equal to its standards for performing such functions on behalf of its own insurance operations. In addition, all delegated administrative and management functions shall be performed in accordance with, and subject to, at all times, the relevant and applicable state (or federal) insurance laws and regulations to which CCIC’s insurance operations are, or may be, subject.
     B. In the event that Liberty Mutual receives a notice from any governmental agency, board, bureau, commission or public authority of any type, of any alleged violation of any state or federal insurance law, such notice shall immediately be forwarded to CCIC. Liberty Mutual shall cooperate in responding to any such governmental notice as such notice relates to its rendering of services under the Agreement.
VI. Term and Termination.
     A. Term. This Agreement shall be effective as of the 1st day of January, 2002 and shall continue in full force and effect until terminated in accordance with subsection B, below. In the event that this Agreement is required to be approved by any state Department of Insurance, any request for such approval shall seek an effective date that mirrors the date expressed above.
     B. Termination.
          1. Termination Without Cause. This Agreement may be terminated, in whole or in relevant part, as appropriate, by CCIC or Liberty Mutual, without cause, upon ninety (90) days prior written notice. The terminating party shall provide the applicable state Department(s) of Insurance with written notification of any whole or partial termination of this Agreement, as may be appropriate, in accordance with state law requirements.
          2. Termination With Cause. This Agreement may be terminated immediately, in relevant parts or in its entirety, as appropriate, for the following reasons:
               (a) Material failure by Liberty Mutual to perform the services delegated in accordance with the standards set forth in this Agreement; provided, however, that upon notification by CCIC that the services so delegated are not being performed in an appropriate or satisfactory manner, Liberty Mutual shall have thirty (30) days in which to cure the deficiency. In the event the deficiency is not cured to the satisfaction of CCIC, CCIC may immediately terminate this Agreement.
               (b) Nonpayment of costs by a delegating party to the party performing the services so delegated.
               (c) The suspension, revocation or other restriction on the insurance license of either CCIC or Liberty Mutual.
               (d) The insolvency, voluntary or involuntary bankruptcy, reorganization or liquidation of either CCIC or Liberty Mutual.

               (e) In the event of (i) the acquisition of CCIC by a third party from Liberty Mutual; or (ii) any other change in control which causes Liberty Mutual to no longer maintain a majority on the Board of Directors of CCIC, then this Agreement shall terminate with respect to CCIC as of the effective date of the change of control.
     C. Effect of Termination. In the event that this Agreement is terminated, with, or without, cause, in whole or in part, as appropriate, the relevant services shall continue to be provided by Liberty Mutual until alternate arrangements reasonably can be made by CCIC (the “Transition Services”); provided, however, that the Transition Services shall not be required to be provided for a period of time extending beyond ninety (90) days from the effective date of termination, unless otherwise agreed to by the parties. In the event that this Agreement is terminated, in whole or in part, as appropriate, for any reason other than those relating to change of control as described in Section VI.B.2(e), above, all such Transition Services shall continue to be compensated for on a cost basis. In the event that this Agreement is terminated for reasons specified in Section VI.B.2(e), above, all such Transition Services shall be compensated for at the then-prevailing market rate for the provision of such services.
VII. Indemnification.
     A. LMIC Indemnification of the CCIC. LMIC shall indemnify, defend and hold harmless CCIC from and against any expenses, damages, liability, actions, costs or other claims, including but not limited to reasonable attorney’s fees and associated costs, incurred by CCIC either (i) as a result of the failure of LMIC or any subcontractor appointed by LMIC to comply with any law or administrative regulation, only if such failure is the result of willful neglect or gross negligence, or (ii) as a result of, or in connection with, LMIC’s breach of any duty or obligation hereunder or the breach of any duty or obligation of any subcontractor appointed by LMIC if such breach is the result of willful neglect or gross negligence. CCIC may set off against any amount due LMIC any amount due to CCIC, pursuant to this or any other agreement to which the parties to this indemnification are also parties.
     B. CCIC’s Indemnification of LMIC. CCIC shall indemnify LMIC and hold LMIC harmless from all actions, liabilities, costs and expenses arising out of or in any way related to LMIC’s services under this Agreement, unless directly related to LMIC’s willful neglect or gross negligence.
VIII. No Waiver. The parties hereto agree that no indulgence or acceptance of any delinquent or partial payment or ratification after the fact of any violation or breach of any provision of this Agreement by any party hereto shall be construed as a waiver of any party’s rights hereunder.
IX. Notices. Any notice required to be given pursuant to any provision of this Agreement shall be in writing and shall be sent to the parties at their respective last known address by first class mail, postage prepaid, by overnight delivery service, or by confirmed facsimile transmission.
X. Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Agreement shall be construed and enforced as if that provision had not been included.
XI. Amendment. This Agreement may only be amended upon the written agreement of both parties hereto.
XII. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which together, shall be considered one and the same.

XIII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without application of the conflict of laws principles thereof).
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the day and year first above written.

Liberty Mutual Insurance Company		Colorado Casualty Insurance Company

/s/ Dennis J. Langwell		/s/ Christopher J. Wood
By:	Dennis J. Langwell	By:	Christopher J. Wood
Its:	Comptroller	Its:	Vice President/Controller

AMENDMENT NO. 1
(the “Amendment”)
TO
MANAGEMENT SERVICES AGREEMENT
(the “Agreement”)
by and between
LIBERTY MUTUAL INSURANCE COMPANY (“Manager”) and COLORADO CASUALTY INSURANCE COMPANY (“Company”); (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Manager to provide various services effective January 1, 2002.
WHEREAS, the Parties deem it necessary to amend certain provisions of the Agreement with respect to settlement of amounts due between them.
NOW, THEREFORE, the Parties hereto agree to amend the Agreement, as follows: Section III of the Agreement is amended and restated as follows:
III. Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Agreement, effective as of the 31st day of December, 2007 to be executed by their respective duly authorized officers.

Liberty Mutual Insurance Company		Colorado Casualty Insurance Company

/s/ John D. Doyle		/s/ James F. Dore
By:	John D. Doyle	By:	James F. Dore
Its:	Vice President and Comptroller	Its:	Chief Financial Officer

AMENDMENT NO. 2
(the “Amendment”)
TO
MANAGEMENT SERVICES AGREEMENT
(the “Agreement”)
by and between
LIBERTY MUTUAL INSURANCE COMPANY (“Liberty Mutual”) and COLORADO CASUALTY INSURANCE COMPANY (“CCIC”) (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Liberty Mutual to provide various services effective January 1, 2002.
WHEREAS, the Parties deem it desirable to amend a provision of the Agreement to delete a reference to a Reinsurance Agreement between the Parties that is no longer in effect.
NOW, THEREFORE, the Parties agree to amend the Agreement as follows:
Section II of the Agreement is amended and restated as follows:
II. Charges. CCIC shall reimburse Liberty Mutual for the reasonable cost of performing any of the services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to CCIC by Liberty Mutual in conformity with customary insurance accounting practices consistently applied. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No. 70, “Allocation of Expenses.”
IN WITNESS WHEREOF, the Parties have caused this Amendment, effective as of the 1st day of January 2004, to be executed by their respective duly authorized officers.

Liberty Mutual Insurance Company		Colorado Casualty Insurance Company

/s/ A. Alexander Fontanes		/s/ Michael J. Fallon
By:	A. Alexander Fontanes	By:	Michael J. Fallon
Its:	Executive Vice President and Chief Investment Officer	Its:	Vice President, Chief Financial Officer and Treasurer

Colorado Casualty Insurance Company
10700 E. Geddes Avenue
Suite 300
Englewood, CO 80112
October 13, 2005
RE: Letter Agreement Regarding Reinsurance Services
          This letter will confirm that, effective as of January 1, 2002, Liberty Mutual Insurance Company’s performance of the following services for and on behalf of Colorado Casualty Insurance Company is encompassed by the terms of the Management Services Agreement dated as of January 1, 2002 between the parties:
          Reinsurance services: including, but not limited to (i) agreement to reinsurance policy and/or contract wordings and endorsements to existing policies; (ii) processing of reinsurance policy cancellations, nonrenewals and endorsements and other amendatory addenda; (iii) collection of premiums due under reinsurance policies or contracts, audits and remittances; (iv) negotiation and purchase of reinsurance coverage; (v) administration of letters of credit and other arrangements for the provision of security; and (vi) administration of reinsurance contracts.

/s/ James R. Pugh	/s/ James F. Dore
James R. Pugh, Asst. Secretary	James F. Dore, Chief Financial Officer

Liberty Mutual Insurance Company	Colorado Casualty Insurance Company